Exhibit 5

TROUTMAN SANDERS BUILDING

1001 Haxall Point

RICHMOND, VIRGINIA 23219

www.troutmansanders.com

TELEPHONE: 804-697-1200

FACSIMILE: 804-697-1339

MAILING ADDRESS

P.O. BOX 1122

RICHMOND, VIRGINIA 23218-1122

August 21, 2008

Board of Directors

First Bankshares, Inc.

3535 Bridge Road

P.O. Box 1340

Suffolk, Virginia 23439

Registration Statement on Form S-8

Members of the Board:

We have acted as counsel to First Bankshares, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “2008 Registration Statement”) for the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of 132,000 shares of the Company’s common stock, $3.20 par value (the “Shares”), reserved for issuance pursuant to the First Bankshares, Inc. Stock Option Plan.

In connection with the consummation on August 15, 2008 (the “Effective Date”) of the transactions contemplated by the Agreement and Plan of Reorganization, dated March 5, 2008, and related Plan of Share Exchange (together, the “Reorganization Agreement”) pursuant to which the Company became the holding company for SuffolkFirst Bank (the “Bank”), the Company assumed as of the Effective Date the obligations under the SuffolkFirst Bank 2003 Stock Option Plan, now known as the First Bankshares, Inc. Stock Option Plan (the “Plan”). In connection with its assumption of the Plan, the Company is offering shares of its common stock pursuant to the Plan.

The Plan, and the issuance of up to 100,000 shares of the Bank’s common stock in connection with the Plan, was originally approved by the Board of Directors and the shareholders of the Bank in 2003. The maximum aggregate number of shares of common stock to be issued under the Plan was adjusted in connection with a 5-for-4 stock split in the form of a stock dividend in 2004 and an 11-for-10 stock split in the form of a stock dividend in 2006. Currently, the maximum number of shares that could be issued under the Plan is 132,000 shares.

On March 5, 2008, the Board of Directors of the Company approved the Reorganization Agreement, which provided in relevant part that, on the Effective Date, the SuffolkFirst Bank 2003 Stock Option Plan would be converted into and deemed to be the terms and conditions of the Company’s stock option plan, with any option outstanding under the SuffolkFirst Bank 2003 Stock Option Plan on the Effective Date being converted into a stock option with respect to the Company’s common stock. On May 8, 2008, the Company’s shareholders approved the Reorganization Agreement. On August 15, 2008, by resolutions adopted by unanimous written consent, the Board of Directors of the Company acknowledged the assumption of the Plan by the Company, amended the Plan to rename it the “First Bankshares, Inc. Stock Option Plan” and authorized the filing of the 2008 Registration Statement to register the Shares for issuance under the Plan.

We have examined the Company’s Articles of Incorporation and its Bylaws, the 2008 Registration Statement, the Plan, the resolutions adopted by the Board of Directors of the Company on March 5, 2008 and the resolutions adopted by unanimous written consent of the Board of Directors of the Company on August 15, 2008, and have made such other investigations as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

The Board of Directors

First Bankshares, Inc.

August 21, 2008

As to questions of fact material to this opinion, we have relied solely upon statements of officers of the Company. We have assumed and relied upon the accuracy and completeness of such statements, and nothing has come to our attention leading us to question the accuracy of the stated matters. We have made no independent investigation with regard thereto and, accordingly, we do not express any view or belief as to matters that might have been discovered by independent verification.

Based upon and subject to the foregoing, we are of the opinion that the Shares reserved for issuance in accordance with the Plan have been duly authorized and will, when and to the extent issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the Commonwealth of Virginia.

This opinion is limited to the matters expressly opined on herein, and no opinion may be implied or inferred beyond those expressly stated. This opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion. This opinion is being furnished to you solely for your benefit in connection with the transactions contemplated by the Plan, and, except as expressly set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior express written consent and may not be relied upon by any other person without our express written consent.

We hereby consent to the filing of this opinion or copies thereof as an exhibit to the 2008 Registration Statement.

Very truly yours,

/s/ TROUTMAN SANDERS LLP